Exhibit 99.1

For Immediate Release

Media Contact: Tara Plappert Kintera Inc. tara.plappert@kintera.com Office: 858-795-3199

Kintera Receives Nasdaq Notice Letter

SAN DIEGO – May 21, 2008 – Kintera® Inc. (NASDAQ: KNTA) (the “Company”), today announced that on May 15, 2008 it received a notice from the Nasdaq Stock Market (“Nasdaq”) indicating that it no longer complies with the requirements of Nasdaq Marketplace Rule 4450(a)(3) for continued listing on the Nasdaq Global Market. The rule requires that the company maintain minimum stockholders’ equity of $10,000,000. As reported in the company’s quarterly report on Form 10-Q for the period ended March 31, 2008, the company’s stockholders’ equity was $9,806,000 as of March 31, 2008.

The company has until May 30, 2008 to provide a plan to achieve and sustain compliance with all Nasdaq Global Market listing requirements and a time frame to complete the plan. If Nasdaq determines that the company’s plan is not sufficient to achieve and sustain compliance in the long term, it will provide written notice that the company’s securities will be delisted. At such time, the company may appeal the decision to a Nasdaq Listing Qualifications Panel. The company is currently preparing its plan for compliance with Nasdaq Global Market listing requirements and expects to submit the plan to Nasdaq by the May 30, 2008 deadline. The company may also consider applying to list its securities on the Nasdaq Capital Market if it satisfies the requirements for continued listing on that market.

As previously reported on a Form 8-K filed on April 8, 2008, on April 2, 2008, the company received a notice from Nasdaq indicating that the Company had failed to comply with Nasdaq Marketplace Rule 4450(a)(5), which requires a minimum $1.00 per share bid price for the company’s common stock for continued listing on the Nasdaq Global Market, for 30 consecutive business days. Under Nasdaq Marketplace Rule 4450(e)(2), the Company has an initial period of 180 calendar days to regain compliance with this listing requirement. If at any time before Sept. 29, 2008, the minimum bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide the company with written notification that it has achieved compliance with this rule.

KNTA-F

About Kintera, Inc.

Kintera®, Inc. (NASDAQ: KNTA) provides an integrated, on-demand open platform to help organizations quickly and easily reach more people, raise more money, and run more efficiently. The Kintera platform consists of a variety of products including Events, Advocacy, E-mail, Web Site Content Management, Donor Management, Constituent Relationship Management and Accounting. In addition, Kintera’s open technology, Kintera Connect™, enables clients and partners to integrate directly with Kintera technology, resulting in the availability of best of breed solutions through the Kintera Connect partner program.

For more information about Kintera software and services, visit www.kintera.com.

9605 Scranton Road, Suite 200  ·  San Diego, CA 92121  ·  858.795.3000  ·  www.kintera.com

Kintera, Kintera Sphere, Kintera Connect, Social CRM and The Giving Experience, are either registered trademarks or trademarks of Kintera, Inc. in the U.S. and/or other countries. Other company and product names may be trademarks of their respective owners.

Forward-Looking Statements This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s continued listing on the Nasdaq Global Market. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to, risks related to the development of a plan to achieve compliance with Nasdaq Stock Market requirements, the price of the Company’s common stock and the impact of a potential delisting from the Nasdaq Global Market on the Company. The Company undertakes no obligation to update any forward-looking statements. Other risk factors related to the Company are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, Quarterly Report on Form 10-Q for the period ended March 31, 2008 and in other filings made with the Securities and Exchange Commission

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9605 Scranton Road, Suite 200  ·  San Diego, CA 92121  ·  858.795.3000  ·  www.kintera.com